Exhibit 10.1

SUBORDINATED SECURED PROMISSORY NOTE

Principal Amount: $35,581.67

Interest Rate: Eighteen percent (18%) per annum

Effective Date: September 30, 2026

FOR VALUE RECEIVED, Dynamic Aerospace Systems Corporation, a Nevada corporation, with its principal office located at 3753 Plaza Dr, Ann Arbor, MI 48108 ("Borrower"), hereby promises to pay to Jeff Hail, an individual with an address at 6855 E. Camelback Rd, Unit 6022, Scottsdale, AZ 85251 (together with his permitted assigns, "Lender"), the principal sum of Thirty Five Thousand Five Hundred Eighty One Dollars and Sixty Seven Cents ($35,581.67) (the "Principal Amount"), together with interest accrued thereon, on the Maturity Date (as defined in Section 3(a)), subject to the terms of this Subordinated Secured Promissory Note (this "Note").

1.    Effective Date. This Note is entered into and shall be effective as of September 30, 2026 (the "Effective Date"). Borrower and Lender acknowledge that amounts advanced by Lender and repaid by Borrower prior to the Effective Date were made without a formal written agreement and are not governed by this Note.

2.	Prior Advances; Principal Amount.

(a)    Prior Advances. Borrower and Lender acknowledge that, prior to the Effective Date, Lender provided certain cash advances to or on behalf of Borrower (the "Prior Advances"), and Borrower repaid a portion of the Prior Advances in a series of payments (the "Prior Repayments"). As of the Effective Date, the aggregate outstanding principal balance of the Prior Advances, net of the Prior Repayments, is $30,506.67.

(b)    Pre-Effective Date Interest. In consideration of Lender's provision of the Prior Advances and the time value of money associated therewith, Borrower agrees to pay Lender a one-time interest adjustment in the amount of $5,075.00 (the "Pre-Effective Date Interest"). The Pre-Effective Date Interest (i) represents an agreed-upon estimate of the interest that would have accrued on the Prior Advances had the Prior Advances borne interest during the applicable periods, and (ii) is not intended to imply that interest legally accrued prior to the Effective Date.

(c)    Composition of Principal Amount. The Principal Amount consists of the net Prior Advances described in Section 2(a) plus the Pre-Effective Date Interest described in Section 2(b), and is payable in accordance with Section 3.

3.	Payment Terms.

(a)    Maturity Date. The Principal Amount shall be payable in full on the earlier of (i) December 31, 2026 and (ii) the Uplisting Payment Date (such earlier date, the "Maturity Date"); provided, however, that if the Uplisting Event occurs on or before December 31, 2026, the Maturity Date shall be the Uplisting Payment Date, even if the Uplisting Payment Date occurs after December 31, 2026. For purposes of this Note, (A) "Uplisting Event" means the first listing of Borrower's common stock for trading on a national securities exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, including NYSE American, the New York Stock Exchange, or The Nasdaq Stock Market; and (B) "Uplisting Payment Date" means (1) if Borrower consummates a public offering of its securities in connection with the Uplisting Event, the date of the closing of such offering and Borrower's receipt of the net proceeds thereof, or (2) if no such offering is consummated, the fifth (5th) business day following the Uplisting Event.

(b)    Interest. Beginning on the Effective Date, simple interest shall accrue on the unpaid Principal Amount at the rate of eighteen percent (18%) per annum, calculated on the basis of a 365-day year and the actual number of days elapsed. At Borrower's sole option, interest may be paid either (i)

monthly, on the last business day of each month, commencing October 30, 2026, or (ii) in a lump sum on the Maturity Date. Any interest paid before the Maturity Date shall reduce the interest due on the Maturity Date. The entire unpaid Principal Amount and all accrued but unpaid interest shall be payable in full on the Maturity Date.

(c)    Prepayment. Borrower may prepay this Note in whole or in part at any time without premium or penalty. Any prepayment shall be applied first to accrued and unpaid interest and then to the Principal Amount, reducing the amount due on the Maturity Date accordingly. Notwithstanding the foregoing, no prepayment may be made if it would violate Section 5 or any agreement with the Senior Creditor.

(d)    Method of Payment. All payments shall be made in lawful money of the United States of America by electronic funds transfer to the bank account designated by Lender in writing, or at such other place as Lender may designate in writing.

(e)	Subordination. All payments under this Note are subject to Section 5.

4.    Security Interest. To secure the payment and performance of all obligations of Borrower under this Note (the "Secured Obligations"), Borrower hereby grants to Lender a continuing security interest in and lien upon all of Borrower's right, title, and interest in and to all personal property and assets of Borrower, whether now owned or hereafter acquired, including but not limited to accounts, inventory, equipment, instruments, chattel paper, documents, general intangibles, and all proceeds thereof (collectively, the "Collateral"). This Note shall constitute a security agreement under the Uniform Commercial Code as in effect in the State of Nevada. Lender is authorized to file a UCC financing statement with the Nevada Secretary of State to perfect this security interest.

5.	Subordination.

(a)    Definitions. "Senior Creditor" means Platinum Point Capital LLC and its successors and assigns, and any other lender to Borrower whose indebtedness is designated in writing by Borrower's Board of Directors as senior to the Subordinated Debt. "Senior Debt" means all existing and future indebtedness, obligations, and liabilities of Borrower to the Senior Creditor, including principal, interest, fees, expenses, and all other amounts thereunder. "Subordinated Debt" means all obligations of Borrower under this Note, including principal, interest, and any other amounts due hereunder.

(b)    Subordination of Payments. The Subordinated Debt is hereby expressly subordinated and made junior in right of payment, to the extent and in the manner set forth herein, to the prior indefeasible payment in full in cash of the Senior Debt. Until the Senior Debt is indefeasibly paid in full in cash, no payment or distribution of any kind or character (whether in cash, securities, property, or otherwise) shall be made on account of the Subordinated Debt, except Permitted Payments (as defined below) or as otherwise consented to in writing by the Senior Creditor.

(c)    Permitted Payments. Notwithstanding Section 5(b), so long as no default or event of default under the Senior Debt has occurred and is continuing or would result therefrom, Borrower may make, and Lender may receive and retain, the monthly interest payments described in Section 3(b), to the extent permitted under the agreements governing the Senior Debt. In addition, Borrower may pay, and Lender may receive and retain, all amounts due on the Maturity Date (including from the proceeds of any offering consummated in connection with an Uplisting Event), provided that (i) the Senior Debt has been paid in full in cash before such payment, including at the same closing with the Senior Debt paid first in the funds flow, or (ii) the Senior Creditor has consented to such payment in writing. The payments described in this Section 5(c) are referred to as "Permitted Payments."

(d)    Subordination of Security. The lien and security interest granted to Lender in the Collateral is and shall be junior and subordinate in all respects to any liens or security interests securing the Senior Debt (the "Senior Liens"). Lender agrees not to challenge the validity, perfection, priority, or enforceability of the Senior Debt or the Senior Liens. In the event of any conflict between the rights of Lender and the Senior Creditor with respect to the Collateral, the Senior Creditor's rights shall prevail. Lender shall execute and deliver any subordination or intercreditor agreement reasonably requested by the Senior Creditor to evidence such subordination.

(e)    Default and Enforcement Restrictions. Until the Senior Debt is indefeasibly paid in full, Lender shall not, without the prior written consent of the Senior Creditor, (i) accelerate this Note or initiate any enforcement action with respect to the Subordinated Debt or the Collateral, or (ii) take any action to collect or realize upon the Subordinated Debt. Any payment received by Lender in violation of this Section 5, including any payment received after the occurrence and during the continuance of a default under the Senior Debt, shall be held in trust for the Senior Creditor and, at the Senior Creditor's request, promptly turned over to the Senior Creditor.

(f)    Bankruptcy and Insolvency. In the event of any insolvency, bankruptcy, receivership, or similar proceeding involving Borrower, all Senior Debt shall first be paid in full in cash before any distribution or payment is made on account of the Subordinated Debt. Lender waives any right to object to or interfere with any plan of reorganization or liquidation that provides for payment in full of the Senior Debt prior to the Subordinated Debt.

(g)    Further Assurances. Lender agrees to execute and deliver such further instruments and take such further actions as may be reasonably requested by the Senior Creditor to evidence or effectuate the subordination provided herein.

6.	Events of Default; Remedies.

(a)    Events of Default. Each of the following shall constitute an "Event of Default": (i) Borrower fails to pay any amount when due hereunder, and such failure continues for five (5) business days after written notice from Lender; (ii) Borrower breaches any other term of this Note and fails to cure such breach within ten (10) days after written notice from Lender; or (iii) Borrower becomes the subject of any voluntary or involuntary bankruptcy, insolvency, receivership, or similar proceeding, or makes a general assignment for the benefit of creditors.

(b)    Remedies. Upon the occurrence of an Event of Default, and subject to Section 5, Lender may, at Lender's option, declare the entire unpaid Principal Amount, all accrued and unpaid interest, and all other obligations hereunder immediately due and payable; provided that upon an Event of Default under Section 6(a)(iii), all such amounts shall become immediately due and payable without notice or other action. Borrower shall be responsible for all costs of collection, including reasonable attorneys' fees.

7.    Waiver of Presentment. Borrower waives presentment, demand for payment, protest, notice of dishonor, and all other notices or demands in connection with the delivery, acceptance, performance, or enforcement of this Note, except as expressly provided herein.

8.    Related Party Approval. Borrower represents that this Note and the transactions contemplated hereby have been reviewed and approved by the disinterested members of Borrower's Board of Directors / the Audit Committee of Borrower's Board of Directors, with Lender abstaining.

9.    Maximum Lawful Rate. Notwithstanding any provision of this Note to the contrary, in no event shall interest or other amounts deemed interest under applicable law exceed the maximum rate permitted by applicable law. Any amount received in excess of such maximum rate shall be applied to reduce the Principal Amount or, if the Principal Amount has been paid in full, refunded to Borrower.

10.    Governing Law; Venue. This Note shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to its conflict of laws principles. Any action arising out of or relating to this Note shall be brought exclusively in the state or federal courts located in Nevada, and Borrower and Lender each consent to the jurisdiction of such courts.

11.    Notices. All notices hereunder shall be in writing and delivered by hand, nationally recognized overnight courier, or email (with confirmation of transmission) to the addresses set forth above, or to such other address as a party may designate by notice to the other. Notices to Borrower shall be directed to the attention of the Chief Executive Officer, with a copy to the Chief Financial Officer.

12.    Amendments and Waivers. This Note may be amended, and any provision hereof waived, only by a written instrument signed by Borrower and Lender, and, to the extent required under the agreements governing the Senior Debt, consented to by the Senior Creditor. No failure or delay by Lender in exercising any right hereunder shall operate as a waiver thereof.

13.    Assignment; Binding Effect. Lender may not assign this Note without the prior written consent of Borrower, and any assignment shall be subject to Section 5. Borrower may not assign its obligations under this Note without the prior written consent of Lender. This Note shall be binding upon and inure to the benefit of Borrower and its successors and permitted assigns and Lender and Lender's heirs, executors, administrators, and permitted assigns, subject to the subordination provisions herein.

14.    Severability. If any provision of this Note is held invalid or unenforceable, the remaining provisions shall remain in full force and effect, and such provision shall be reformed to the minimum extent necessary to make it enforceable.

15.    Relationship to Other Agreements. This Note is a separate obligation of Borrower. Nothing in this Note amends, supersedes, or otherwise affects the Amended and Restated Loan Agreement between Borrower and Lender dated October 16, 2026, or the Subordinated Secured Revolving Line of Credit Agreement between Borrower and Lender dated as of September 30, 2026, each of which remains in full force and effect in accordance with its terms.

16.    Counterparts; Electronic Signatures. This Note may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Signatures delivered by electronic means (including PDF or a recognized electronic signature platform) shall be deemed original signatures for all purposes.

[Signature page to follow]

IN WITNESS WHEREOF, Borrower has executed this Note as of the Effective Date.

BORROWER:

DYNAMIC AEROSPACE SYSTEMS CORPORATION

By:  /s/ Kent Wilson

Name: Kent Wilson

Title: Chief Executive Officer

Date: October 16, 2026

LENDER:

  By:  /s/ Jeff Hail

Name: Jeff Hail

Date: October 16, 2026